Exhibit 99.3
Unaudited Pro Forma Financial Information as of and for the year ended December 31, 2009
Introduction to Unaudited Pro Forma Condensed Combined Financial Statements
     On March 1, 2010, Piper Jaffray Companies (“PJC” or the “Company”) completed the purchase of all the issued and outstanding shares of common stock, junior subordinated debentures, senior subordinated notes and promissory notes of Advisory Research Holdings, Inc. (“ARI”), an asset management firm based in Chicago, Illinois. The purchase was completed pursuant to the Securities Purchase Agreement dated December 20, 2009. ARI became a wholly-owned subsidiary of PJC. The transaction was accounted for using the acquisition method in accordance with FASB Accounting Standards Codification (ASC) Topic 805, “Business Combinations.” The assets and liabilities of ARI were recorded as of the acquisition date at their respective fair values, and consolidated with the Company’s assets and liabilities. The acquisition-date fair value of consideration transferred was $211.9 million, consisting of $180.1 million in cash and $31.8 million in Company shares of common stock, as described in Note 1 to these unaudited pro forma condensed combined financial statements.
     The following unaudited pro forma condensed combined financial statements have been prepared to assist in the analysis of the financial effects of the acquisition of ARI by PJC. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of PJC and ARI included in or incorporated into this filing by reference. The unaudited pro forma condensed combined statement of financial condition presents the Company’s historical financial position combined with ARI as if the acquisition had occurred on December 31, 2009. The unaudited pro forma condensed combined statement of operations presents the results of the Company’s operations combined with ARI as if the acquisition had occurred on January 1, 2009. Such information includes certain adjustments as described in Note 2 to these unaudited pro forma condensed combined financial statements. Such information does not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition.
     Based on the Company’s review of ARI’s summary of significant accounting policies disclosed in its historical financial statements and related notes, the nature and amount of any adjustments to the historical financial statements of ARI to conform their accounting policies to those of the Company are not expected to be significant.
     The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized had PJC and ARI been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical audited financial statements of the Company included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the separate historical audited financial statements of ARI for the years ended December 31, 2009, 2008 and 2007, provided as Exhibits 99.1 and 99.2 hereto.

Piper Jaffray Companies
Unaudited Pro Forma Condensed Combined Statement of Financial Condition
December 31, 2009

	Historical		Pro Forma		Pro Forma
(Amounts in thousands)	PJC	ARI	Adjustments (1)		Combined
Assets

Cash and cash equivalents	$43,942	$7,276	$180,053	(a)	$51,218
			(180,053	) (b)
Cash and cash equivalents segregated for regulatory purposes	9,006	—	—		9,006
Receivables:
Customers	71,859	—	—		71,859
Brokers, dealers and clearing organizations	244,051	—	—		244,051
Investment management and advisory fees, net of allowance for doubtful accounts	—	10,552	—		10,552
Deposits with clearing organizations	18,010	—	—		18,010
Securities purchased under agreements to resell	149,682	—	—		149,682

Financial instruments and other inventory positions owned	662,618	—	(180,053	) (a)	482,565
Financial instruments and other inventory positions owned and pledged as collateral	137,371	—	180,053	(a)	317,424

Total financial instruments and other inventory positions owned	799,989	—	—		799,989

Fixed assets, net	16,596	661	(273	) (c)	16,984
Goodwill	164,625	—	152,382	(d)	317,007
Intangible assets, net	12,067	—	54,959	(e)	67,026
Other receivables	33,868	150	(134	) (k)	33,884
Other assets	139,635	3,880	(585	) (g)	142,930

Total assets	$1,703,330	$22,519	$206,349		$1,932,198

Liabilities and Shareholders’ Equity

Short-term financing	$90,079	$7,000	$(7,000	) (f)	$104,696
			14,617	(a)
Variable rate senior notes	120,000	—	—		120,000
Current maturities of long-term debt	—	51,128	(51,128	) (f)	—
Payables:
Customers	48,179	—	—		48,179
Checks and drafts	8,622	—	—		8,622
Brokers, dealers and clearing organizations	71,818	—	—		71,818
Securities sold under agreements to repurchase	36,134	—	180,053	(a)	216,187
Financial instruments and other inventory positions sold, but not yet purchased	335,795	—	—		335,795
Accrued compensation	157,022	—	—		157,022
Other liabilities and accrued expenses	57,065	2,271	(381	) (h)	59,441

			486	(i)

Total liabilities	924,714	60,399	136,647		1,121,760

Shareholders’ equity/ (deficit):
Common stock	195	1	(1	) (j)	195
Additional paid-in capital	803,553	16,839	(16,839	) (j)	835,375
			31,822	(b)
Retained earnings	155,193	55,379	(55,379	) (j)	155,193
Less common stock held in treasury, at cost	(181,443)	(103,280)	103,280	(j)	(181,443)
Less notes receivable from stockholders	—	(6,819)	6,819	(k)	—
Other comprehensive income	1,118	—	—		1,118

Total shareholders’ equity/ (deficit)	778,616	(37,880)	69,702		810,438

Total liabilities and shareholders’ equity/ (deficit)	$1,703,330	$22,519	$206,349		$1,932,198

(1)	The letters refer to a description of the adjustments in Note 2, “Pro Forma Adjustments,” of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Piper Jaffray Companies
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2009

	Historical		Pro Forma		Pro Forma
	PJC	ARI	Adjustments (1)		Combined
(Amounts in thousands, except per share data)
Revenues:

Investment banking	$207,701	$—	$—		$207,701
Institutional brokerage	221,117	—	—		221,117
Interest	36,254	271	—		36,525
Asset management	14,681	53,020	—		67,701
Other income	2,731	70	—		2,801

Total revenues	482,484	53,361	—		535,845

Interest expense	13,694	3,187	(3,187	) (p)	19,346
			5,652	(p)

Contingent interest income	—	7,964	(7,964	) (p)	—

Net revenues	468,790	58,138	(10,429)		516,499

Non-interest expenses:

Compensation and benefits	281,277	22,808	—		304,085
Occupancy and equipment	29,705	588	(114	) (m)	30,075
			(104	) (o)
Communications	22,682	—	—		22,682
Floor brokerage and clearance	11,948	—	—		11,948
Marketing and business development	18,969	—	—		18,969
Outside services	29,657	—	—		29,657
Other operating expenses	18,000	3,270	6,481	(l)	27,590

			(161	) (n)

Total non-interest expenses	412,238	26,666	6,102		445,006

Income before income tax expense	56,552	31,472	(16,531)		71,493

Income tax expense	26,183	467	11,933	(q)	32,070

			(6,513	) (r)

Net income	$30,369	$31,005	$(21,951)		$39,423

Net income applicable to common shareholders	$24,888	$—	$—		$30,917

Earnings per basic common share	$1.56				$1.94

Earnings per diluted common share	$1.55				$1.93

Weighted average number of common shares outstanding
Basic	15,952		11		15,963
Diluted	16,007		11		16,018

(1)	The letters refer to a description of the adjustments in Note 2, “Pro Forma Adjustments,” of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Description of Transaction and Basis of Presentation
     On March 1, 2010, Piper Jaffray Companies (“PJC” or the “Company”) completed the purchase of all the issued and outstanding shares of common stock, junior subordinated debentures, senior subordinated notes and promissory notes of Advisory Research Holdings, Inc. (“ARI”), an asset management firm based in Chicago, Illinois. The purchase was completed pursuant to the Securities Purchase Agreement dated December 20, 2009. ARI became a wholly-owned subsidiary of PJC. The transaction was accounted for using the acquisition method in accordance with FASB Accounting Standards Codification (ASC) Topic 805, “Business Combinations.” The assets and liabilities of ARI are recorded as of the acquisition date at their respective fair values, and consolidated with the Company’s assets and liabilities.
     The acquisition-date fair value of consideration transferred in this transaction was $211.9 million, consisting of $180.1 million in cash and $31.8 million in Company shares of common stock. PJC issued 893,105 shares of the Company’s common stock, of which 881,846 shares had certain vesting restrictions. The fair value of the 881,846 restricted shares was determined using the market price of the Company’s common stock on the date of the acquisition as discounted by a liquidity assumption in accordance with the valuation principles of ASC Topic 820, “Fair Value Measurements and Disclosures.” A portion of the purchase price payable in cash was funded by proceeds from the issuance of variable rate senior notes (“Notes”) in the amount of $120 million pursuant to the Note Purchase Agreement dated December 31, 2009, with certain entities advised by Pacific Investment Management Company LLC.
     Identifiable intangible assets in the transaction consisted of customer relationships and the acquired ARI trade name with acquisition-date fair values of $52.1 million and $2.9 million, respectively. Customer relationships represent existing contracts that relate primarily to underlying customer relationships. PJC expects to amortize the fair value of this asset over nine years based on the pattern in which the economic benefits of the intangible asset will be consumed. The ARI trade name will continue to be utilized indefinitely. Accordingly, indefinite-lived assets are not subject to amortization, but will be tested for impairment in accordance with ASC Topic 350, “Intangibles — Goodwill and Other.”
     Goodwill represents the excess of the acquisition-date fair value of the consideration transferred over the amount of acquisition-date identifiable assets acquired net of assumed liabilities. Goodwill is not subject to amortization, but will be tested for impairment in accordance with ASC Topic 350. In the event that management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.
2. Pro Forma Adjustments
     Pro forma adjustments are necessary to reflect: the purchase price, ARI’s net tangible and intangible assets at an amount equal to fair value, the amortization expense related to the amortizable intangible asset, changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets, adjustments to liabilities and interest expense from revised debt structures, and the income tax effects of applying PJC’s statutory tax rates to ARI’s historical results and the pro forma adjustments.
     The pro forma combined income tax expense does not necessarily reflect the amounts that would have resulted had PJC and ARI filed a consolidated income tax return during the period presented.
     There were no intercompany balances or transactions between PJC and ARI as of the date and for the period of these unaudited pro forma condensed combined financial statements.
     PJC has not identified any pre-merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated as of the acquisition date. Prior to the end of the measurement period, if information becomes available which would indicate it is probable that such event had been incurred at the acquisition date and the amounts can be reasonably estimated, such items will be recorded at fair value, as an adjustment to goodwill, in accordance with ASC Topic 805.
     The pro forma adjustments, included in the “Pro Forma Adjustments” column in the unaudited pro forma condensed combined financial statements, are as follows:
(a)	To record increased financing activities from securities sold under agreements to repurchase and short-term financing;

(b)	To record cash and equity consideration paid by the Company in the consummation of the acquisition;

(c)	To adjust ARI’s fixed assets to fair value;

(d)	To record goodwill;

(e)	To record the fair value of ARI’s identifiable intangible assets;

(f)	To adjust for the payment of ARI’s debt structures as a result of the acquisition;

(g)	To adjust ARI’s other assets to fair value;

(h)	To eliminate ARI’s income tax accruals;

(i)	To adjust ARI’s lease obligation to fair value;

(j)	To eliminate ARI’s historical balances of common stock, additional paid-in capital, retained earnings, and treasury stock;

(k)	To record the repayment of notes and interest receivable from stockholders as a result of the acquisition;

(l)	To amortize ARI’s intangible asset based upon the pattern in which the economic benefits of the amortizable intangible asset will be consumed;

(m)	To adjust occupancy expense based on the fair value of ARI’s lease obligation;

(n)	To adjust amortization expense based upon the elimination of ARI’s capitalized legal entity costs;

(o)	To adjust depreciation expense based on the fair value of ARI’s fixed assets;

(p)	To adjust interest expense and contingent interest income for ARI’s revised debt structure as a result of the acquisition and to record interest expense on debt incurred by PJC to fund a portion of the purchase price;

(q)	To reflect income tax effects of applying PJC’s statutory tax rates; and

(r)	To record income tax effects for the pro forma adjustments at PJC’s statutory tax rates.
3. Pro Forma Earnings per Common Share
     The pro forma combined earnings per basic and diluted common share are based on the number of PJC shares of common stock used in computing earnings per basic and diluted common share using the two-class method and adjusted to give effect to shares subsequently issued or assumed to be issued had the transaction taken place at the beginning of the period presented.